Daktronics Inc. Announces First Quarter Fiscal 2016 Results

Brookings, S.D. – August 25, 2015 - Daktronics Inc. (NASDAQ - DAKT) today reported fiscal 2016 first quarter net sales of $150.2 million, operating income of $6.1 million, and net income of $3.8 million, or $0.09 per diluted share, compared to net sales of $166.6 million, operating income of $13.6 million, and net income of $8.7 million, or $0.20 per diluted share, for the first quarter of fiscal 2015.  Fiscal 2016 first quarter orders were $165.1 million, compared to $160.7 million for the first quarter of fiscal 2015. Backlog at the end of the fiscal 2016 first quarter was $205.1 million, compared with a backlog of $165.1 million a year earlier and $190.5 million at the end of the fourth quarter of fiscal 2015.

Fiscal 2016 is a 52-week year and fiscal 2015 was a 53-week year. The extra week of fiscal 2015 fell within the first quarter, resulting in a 13-week versus a 14-week year to date comparison.

Free cash flow, defined as cash provided from or used in operating activities less capital expenditures, was a negative $17.2 million for the first three months of fiscal 2016, as compared to a positive free cash flow of $19.8 million for the same period of fiscal 2015. The driver for the change in free cash flow was an increased use of cash in operations due to the timing of inventory piece part purchases and production of subassemblies for projected future deliveries and cash receipt timing differences in our large project based business. Net investment in property and equipment was $7.2 million for the first three months of fiscal 2016, as compared to $4.6 million for the first three months of fiscal 2015. Cash and marketable securities at the end of the first quarter of fiscal 2016 were $60.8 million, which compares to $86.6 million at the end of the first quarter of fiscal 2015 and $83.1 million at the end of fiscal 2015.

Order bookings for the quarter were strong. The International business unit booked a number of large projects relating to the sports niche for stadiums and arenas, a multi-million dollar architectural lighting project, and Out-of-Home segment orders. Transportation business unit orders increased due to market demand for intelligent transportation systems from a number of transportation departments and success in winning mass transit rail projects. Notable orders in the Live Events business unit included the Minnesota Vikings new stadium project and a number of projects for professional and minor league sports, college and university sports stadiums. Orders in our Commercial business unit were down primarily in the Spectacular niche due to general timing volatility in this large project business. High School Park and Recreation business unit orders were relatively flat after adjusting out fiscal 2015 orders relating to the theatre rigging manufacturing division, which was sold during fiscal 2015.
The sales level for the quarter lagged compared to the first quarter of fiscal 2015 due to one less week in the quarter and due to project timing differences in mix of business in our Live Events business unit. Fiscal 2015 Live Events sales were primarily in outdoor stadiums as compared to this year where there were fewer deliveries for outdoor opportunities in the marketplace. In fiscal 2016, the mix of business has turned to indoor arena applications and we expect to deliver a record number of indoor projects over the coming quarters. In addition, project timing in Live Events backlog includes approximately $28 million of business which we expect to realize outside of fiscal 2016 because of the timing of new stadium builds.

Gross profit percentage for the quarter was down compared to the first quarter of fiscal 2015 due to the differences in the mix of business, higher warranty charges for particular projects, increased production labor costs, and the non-recurring fiscal 2015 first quarter gain on the rigging business sale. Operating expenses decreased slightly primarily because the quarter was one week less than in fiscal 2015, offset by increased personnel costs.
Reece Kurtenbach, chairman, president and chief executive officer stated, “While we had lighter than historical sales impacting operating profits for the quarter, our strong backlog and continued order success provides us confidence of strong future financial performance. During the first quarter, we continued to develop new and enhanced solutions for the market. For example, we released an ultra-high resolution product this quarter. We also invested in additional manufacturing capabilities to serve customer demand for indoor video solutions.”
Outlook
Reece Kurtenbach added, “Market conditions remain dynamic and competitive as highlighted by a number of mergers and acquisitions occurring over the past six months. While the impact to the marketplace is uncertain, we remain optimistic about future global sales opportunities and expansion in our business. Digital technology opportunities continue to expand. Our focus continues to be on winning orders to grow sales, while at the same time increasing profitability by reducing costs. We continue to drive our key initiatives forward to improve our processes, our products, and our systems.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2015 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	August 1, 2015	August 2, 2014

Net sales	$150,221	$166,618
Cost of goods sold	114,720	123,215
Gross profit	35,501	43,403

Operating expenses:
Selling expense	14,264	15,046
General and administrative	8,170	7,937
Product design and development	6,968	6,803
	29,402	29,786
Operating income	6,099	13,617

Nonoperating income (expense):
Interest income	298	300
Interest expense	(62)	(68)
Other income (expense), net	(443)	(172)

Income before income taxes	5,892	13,677
Income tax expense	2,116	4,932
Net income	$3,776	$8,745

Weighted average shares outstanding:
Basic	43,797	43,261
Diluted	44,073	43,641

Earnings per share:
Basic	$0.09	$0.20
Diluted	$0.09	$0.20

Cash dividend declared per share	$0.10	$0.10

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Daktronics Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	August 1, 2015	May 2, 2015
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$35,468	$57,780
Marketable securities	25,329	25,346
Accounts receivable, net	82,754	80,857
Inventories, net	72,011	64,389
Costs and estimated earnings in excess of billings	37,816	35,068
Current maturities of long-term receivables	3,490	3,784
Prepaid expenses and other assets	6,451	6,663
Deferred income taxes	10,636	10,640
Income tax receivables	6,623	5,543
Total current assets	280,578	290,070

Long-term receivables, less current maturities	6,153	6,090
Goodwill	5,385	5,269
Intangibles, net	1,756	1,824
Investment in affiliates and other assets	2,637	2,680
Deferred income taxes	722	702
	16,653	16,565
PROPERTY AND EQUIPMENT:
Land	2,139	2,147
Buildings	64,644	64,186
Machinery and equipment	84,663	80,664
Office furniture and equipment	15,845	15,823
Computer software and hardware	52,780	51,083
Equipment held for rental	803	803
Demonstration equipment	7,521	7,299
Transportation equipment	6,124	6,012
	234,519	228,017
Less accumulated depreciation	158,575	155,173
	75,944	72,844
TOTAL ASSETS	$373,175	$379,479

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Daktronics Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	August 1, 2015	May 2, 2015
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	48,640	52,747
Accrued expenses	27,985	26,063
Warranty obligations	12,297	11,838
Billings in excess of costs and estimated earnings	17,186	23,797
Customer deposits (billed or collected)	18,734	16,828
Deferred revenue (billed or collected)	9,675	9,524
Current portion of other long-term obligations	508	587
Income taxes payable	389	636
Total current liabilities	135,414	142,020

Long-term warranty obligations	15,177	14,643
Long-term deferred revenue (billed or collected)	3,711	3,914
Other long-term obligations, less current maturities	2,807	3,190
Long-term income tax payable	2,912	2,734
Deferred income taxes	933	939
Total long-term liabilities	25,540	25,420
TOTAL LIABILITIES	160,954	167,440

SHAREHOLDERS' EQUITY:
Common stock	49,523	48,960
Additional paid-in capital	33,455	32,693
Retained earnings	132,171	132,771
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(2,919)	(2,376)
TOTAL SHAREHOLDERS' EQUITY	212,221	212,039
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$373,175	$379,479

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Daktronics Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	August 1, 2015	August 2, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,776	$8,745
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,020	3,625
Amortization	35	91
Amortization of premium/discount on marketable securities	33	49
Gain on sale of property, equipment and other assets	(62)	(1,132)
Share-based compensation	751	767
Excess tax benefits from share-based compensation	(11)	(11)
Provision for doubtful accounts	160	94
Deferred income taxes, net	(21)	207
Change in operating assets and liabilities	(18,763)	12,026
Net cash (used in) provided by operating activities	(10,082)	24,461

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,232)	(8,146)
Proceeds from sale of property, equipment and other assets	66	3,509
Purchases of marketable securities	(9,506)	(1,522)
Proceeds from sales or maturities of marketable securities	9,497	1,389
Acquisitions, net of cash acquired	(614)	(570)
Net cash used in investing activities	(7,789)	(5,340)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(9)	—
Proceeds from exercise of stock options	562	187
Excess tax benefits from share-based compensation	11	11
Principal payments on long-term obligations	(8)	(21)
Dividends paid	(4,375)	(4,323)
Net cash used in financing activities	(3,819)	(4,146)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(325)	29
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(22,015)	15,004

CASH AND CASH EQUIVALENTS:
Beginning of period	57,284	45,054
End of period	$35,269	$60,058

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Daktronics Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended
	August 1, 2015	August 2, 2014	Dollar Change	Percent Change
Net Sales:
Commercial	$43,210	$39,782	$3,428	8.6%
Live Events	47,922	75,674	$(27,752)	(36.7)%
High School Park and Recreation	18,959	20,111	$(1,152)	(5.7)%
Transportation	13,767	13,313	$454	3.4%
International	26,363	17,738	$8,625	48.6%
	$150,221	$166,618	$(16,397)	(9.8)%
Orders:
Commercial	$34,957	$41,773	$(6,816)	(16.3)%
Live Events	60,740	57,205	$3,535	6.2%
High School Park and Recreation	27,874	29,694	$(1,820)	(6.1)%
Transportation	13,637	11,302	$2,335	20.7%
International	27,864	20,705	$7,159	34.6%
	$165,072	$160,679	$4,393	2.7%

Reconciliation of Free Cash Flow (in thousands) (unaudited)

	Three Months Ended
	August 1, 2015	August 2, 2014
Net cash (used in) provided by operating activities	$(10,082)	$24,461
Purchases of property and equipment	(7,232)	(8,146)
Proceeds from sales of property and equipment	66	3,509
Free cash flow	$(17,248)	$19,824

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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